Exhibit 99.1

FOR IMMEDIATE RELEASE

WEDNESDAY, MAY 6, 2015

SOTHERLY HOTELS INC. ANNOUNCES REFINANCING OF ATLANTA

HOTEL

Williamsburg, Virginia – May 6, 2015 – SOTHERLY Hotels Inc. (NASDAQ: SOHO) (the “Company”) announced that it successfully executed a $47.0 million secured loan with Bank of America, N.A. collateralized by a first mortgage on the Georgian Terrace in Atlanta, Georgia. The loan carries a 10 - year term, a fixed interest rate of 4.42%, and amortizes on a 30 - year schedule. The proceeds from the loan were used to repay the existing first mortgage, partially fund the ongoing guest room renovation project, and for general corporate purposes.

About SOTHERLY Hotels Inc.

SOTHERLY Hotels Inc. is a self-managed and self-administered lodging REIT focused on the acquisition, renovation, upbranding and repositioning of upscale and upper upscale full-service hotels in the Southern United States. Currently, the Company’s portfolio consists of investments in twelve hotel properties, eleven of which are wholly-owned and comprise 2,698 rooms. The Company also has a 25.0 percent interest in the Crowne Plaza Hollywood Beach Resort. Most of the Company’s properties operate under the Hilton Worldwide, InterContinental Hotels Group and Starwood Hotels and Resorts brands. SOTHERLY Hotels Inc. was organized in 2004 and is headquartered in Williamsburg, Virginia. For more information, please visit www.sotherlyhotels.com.

Contact at the Company:

Scott Kucinski

SoTHERLY Hotels Inc.

410 West Francis Street

Williamsburg, Virginia 23185

(757) 229-5648